Exhibit 10.7

SUPERSEDING

EMPLOYMENT, SEPARATION, AND GENERAL RELEASE AGREEMENT

This Superseding Employment, Separation, Non-Competition and General Release Agreement (this “Agreement”) is made and entered into as of the 1st day of July, 2008 (“Effective Date”), by and between SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation (the “Company”), which is a subsidiary of SCIENTIFIC GAMES CORPORATION, a Delaware corporation (“SGC”), and William J. Huntley (“Executive”).

W I T N E S S E T H

WHEREAS, Executive has been employed pursuant to various agreements most recently superseded by an Employment Agreement with the Company entered into as of August 1, 2006 and now in effect (“Employment Agreement”);

WHEREAS, the Company and Executive desire that this Agreement modify and supersede the Employment Agreement to the extent specifically provided for herein;

WHEREAS, the Company and Executive agreed that he would begin transitioning some of his management responsibilities in 2007 without prejudice to his rights under the Employment Agreement;

WHEREAS, the Company and Executive wish to modify the terms of Executive’s Employment Agreement so that the Company may retain the benefit of Executive’s historic knowledge of and perspective on matters at the Company and that Executive may obtain certain benefits not presently available under the Employment Agreement; and

WHEREAS, Executive and the Company wish to settle and resolve all potential disputes, actions, lawsuits, charges and claims that the Executive has or may have against the Company and that the Company may have against him to the fullest extent permitted by law and without any admission of liability or wrongdoing on either part.

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

1.    Term.  This Agreement shall consist of two periods as follows:

a.             a transition period beginning July 1, 2008 and ending February 1, 2009 (“Transition Period”); and

b.             a severance period following the conclusion of the Transition Period (“Severance Period”).

2.    Consideration to Executive.  Except for any payments or benefits Executive may receive during the Initial Period pursuant to his participation in the Company’s benefit plans, programs and arrangements, including group insurance benefits, 401(k) plan, stock ownership plans, and such other plans and programs generally provided to employees, and subject to the terms and conditions set forth therein, Executive acknowledges and agrees that the payments described in this Agreement fulfill any and all of the Company’s obligations to him under any contract, bonus, incentive compensation, severance or separation plan or any other plan or arrangement, and Executive specifically acknowledges and agrees that he is entitled to no other compensation payments or benefits from the Company of any kind or nature whatsoever, except as otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, Executive is not waiving or releasing any claims to any vested benefits.

In consideration of the covenants undertaken herein by Executive, and for other good and valuable consideration, receipt of which is hereby acknowledged, and in full and complete consideration for Executive’s promises, covenants and agreements set forth in this Agreement, the Company shall provide the following:

a.	During the Transition Period:

i.

Base Salary. Executive’s Base Salary shall continue during the Initial Period at the rate of Five Hundred and Fifty Thousand Dollars ($550,000) per annum, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations;

ii.

Incentive Compensation. Executive will remain eligible for incentive compensation at the rate set forth in Paragraph 4(b) of the Employment Agreement as determined by the Compensation Committee of the Board of Directors and paid in accordance with the procedures under such program no later than March 31, 2009 which, for the avoidance of doubt, includes the cash component of Executive’s 2008 bonus;

iii.

Equity, Health and Welfare Benefits. Executive shall be entitled to participate in the MICP and in all medical insurance, group health, disability, life, 401(k) and other benefits and plans as generally provided by the Company to its executive employees; and

iv.

Expense Reimbursement. The Company shall reimburse Executive for reasonable business expenses associated with travel under this Agreement attendant to requests for same and in accordance with the policies and procedures of the Company.

b.           Separation Benefits. At 11:59 pm.on February 1, 2009, Executive’s employment shall terminate and he shall be entitled to receive the following “Separation Benefits” which monies will be paid within thirty (30) days of termination of employment unless specifically required to be paid at a later time as set forth below to comply with Internal Revenue Code, as amended  (“IRC”) Section 409A, and subject to such deductions or amounts to be withheld as required by applicable law and regulations:

i.	any accrued but unpaid Base Salary for services rendered to the date of termination will be paid in accordance with the Company’s regular payroll policies;

ii.

all vested nonforfeitable amounts owing or accrued at the date of termination under the Company’s benefit plans, programs and arrangements in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs and arrangements (and agreements and documents thereunder), including but not limited to unused vacation;

iii.

reasonable business expenses incurred by Executive prior to termination of employment shall be reimbursed in accordance with the Company’s standard policies and procedures; provided, however, that Executive must submit vouchers for any such expenses in accordance with the Company’s standard procedures within ten (10) business days of his last day of employment;

iv.

all outstanding equity interests (restricted stock units and options) which have been granted to Executive shall immediately be vested, deliverable and exercisable in accordance with and otherwise governed by SGC’s stock option plans, including exercise within ninety (90) days of vesting;

v.	$2,881,806.25 representing the value of the SERP on December 31, 2004, which sum is grandfathered under IRS Section 409A, subject to applicable tax withholding;

vi.

six months and one day after date of Executive’s termination of employment, an additional sum of $1,556,365.09,representing the difference between: (i) the value of the SERP on February 1, 2009; and (ii) the amount paid to Executive under Section 2(b)(v) above. The valuation of the SERP as of the date of termination shall be based upon prior valuation of $3,788,461 as of December 31, 2005, adjusted from that date by an amount calculated at 4% simple, annual interest through February 1, 2009; and

vii.	the sum of nine hundred and thirty thousand five hundred dollars ($930,500.00) consisting of:

1. one year Base Salary of $550,000;
2. a severance bonus amount of $368,500;
3. an amount of $12,000 to enable Executive to purchase such insurance as he deems appropriate, including continued coverage under COBRA;

which amounts will be paid as follows:  (a) one-half of the aggregate amount, or $465,215, shall be paid in a lump sum approximately six months after Executive’s last day of employment in conformity with the requirements of IRC Section 409A; and (b) the remaining one-half, or $465,215, shall thereafter be paid in equal bi-weekly installments over a period of six months beginning six months after termination of Executive’s employment.

c.            Effect of Executive’s Total Disability or Death.  In the event of Executive’s termination during the Initial Period or the Extended Transition Period by reason of “total disability” (as defined in the Employment Agreement), Executive will receive all amounts not previously paid to Executive but which would have been otherwise  payable to Executive under this Section 2 of this Agreement as if he had not suffered a total disability, but reduced by any disability payments provided to Executive as a result of any disability plan sponsored by the Company or its affiliates providing disability benefits  to the Executive.  In the event of Executive’s death prior to the end of the Term of this Agreement, his estate shall receive all amounts not previously paid to Executive but which would have been otherwise  payable to Executive under this Section 2 of this Agreement as if he had not died prior to the expiration of the Term of this Agreement..

d.            Effect of Termination For Cause by the Company.  The Company may terminate this Agreement during the Initial Period or the Extended Transition Period for “Cause” as defined in the Employment Agreement or Executive’s gross neglect of Executive’s duties under Section 3 of this Agreement.  In the event such a termination occurs during the Initial Period, Executive will receive the amounts specified in Section 2(b) except those in 2(b)(iv) and 2(b)(vii)  of this Agreement and no additional payments shall be made under this Agreement.

3.    Duties and Title.  During the Transition Period, Executive will no longer serve as an executive officer of the Company or as an executive officer or Board Member of its subsidiaries and affiliates and will transition those responsibilities to other person(s) designated by the CEO, Chairman or Board of Directors of SGC.  Executive will execute such documents and take such other action as may be necessary to effectuate his resignation or removal from such positions in a manner consistent with the requirements of the various jurisdictions in which he holds office; provided that such resignations from office shall not be deemed to be a termination of this Agreement.  Executive will continue to have use of office space, computer, telecommunications equipment, and secretary in order to perform special oversight responsibilities as assigned by the CEO, Chairman or or Board of Directors of SGC.

4.    Executive’s Release of the Company and Covenant Not to Sue.

a. In consideration of the promises made by the Company as set forth in this Agreement, which Executive acknowledges and agrees are not otherwise owed to him, Executive, on behalf of himself, his agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through him, releases and waives all claims, charges, complaints, liens, demands, causes of action, obligations, damages, liabilities or the like (including without limitation attorneys’ fees and costs) (collectively, “Claims”) that Executive had, now has or may claim to have against the Company and its parent(s) (including without limitation SGC), affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present shareholders; and any of its or their past or present directors, executives, officers, employees, members, insurers, attorneys, consultants, agents, benefit plans and trustees, fiduciaries, and administrators of those plans (collectively, the “Released Parties”) as of the date of execution of this Agreement, whether now known or unknown, including without limitation in respect of all matters relating to or in any way arising out of any aspect of Executive’s employment with the Company and future separation from employment with the Company, or treatment of Executive by the Company while in the Company’s employ, including without limitation all claims under any applicable law, including but not limited to all U.S. local, state or federal law of/for salary and other wages, incentive compensation and other bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended:

i.                              discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, family status, leave of absence (including without limitation the Family Medical Leave Act or any other federal, state or local leave laws), medical condition or disability under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, including without limitation any claims of age discrimination under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination; or under the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

ii.                           the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;

iii.                        breach of implied or expressed contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, breach of any covenant of good faith and fair dealing, and including without limitation breach of any express or implied covenants of the Employment Agreement;

iv.                       defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort;

v.                          any violation of  the New York State Human Rights Law, New York Labor Act, New York Equal Pay Act, New York Civil Rights Law, New York Rights of Persons with Disabilities Law, New York Sexual Orientation Non-Discrimination Act, New York Equal Rights Law and New York City Administrative Code, or any comparable federal, state or local law;

vi.                        any violation of the Georgia AIDS Confidentiality Act – O.C.G.A. §24-9-47; the Georgia Equal Pay Act (Sex Discrimination in Employment) – O.C.G.A. §34-5-1 et seq.; the Atlanta Anti-Discrimination Ordinance; the Georgia Age Discrimination in Employment Act – O.C.G.A. §34-1-2; the Georgia Equal Employment for Persons with Disabilities Code – O.C.G.A. §34-6A-1 et seq.; and the Georgia Wage Payment and Work Hour Laws; any

violation of any statute, regulation, or law of any country or nation; costs, fees, or other expenses, including attorneys’ fees; any violation of any statute, regulation, or law of any country or nation;

vii.       costs, fees, or other expenses, including attorneys’ fees; and

viii.      any other claim of any kind whatsoever;

provided, however, that nothing herein shall release the Company from its obligations under this Agreement. BY SIGNING THIS RELEASE EXECUTIVE IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS OF EXECUTIVE WAIVED ABOVE.  Executive agrees that the release set forth in this Section will bar all claims or demands of every kind, known or unknown, referred to above in this Section and further agrees that no non-governmental person, organization or other entity acting on his behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived under this Agreement.

If Executive breaks this promise and files a lawsuit, arbitration or proceeding making any claim waived in this Agreement, (x) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Company in defending against such claim; (y) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to his employment with and/or resignation from employment with the Company; and (z) if he is awarded money damages, he will assign to the Company his right and interest to all such money damages.  Notwithstanding the foregoing, this Section does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA.  This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

b.             Executive agrees that he shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against the Company or its parents or affiliates by other current or former employees, executives, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to contest.

c.             Executive represents and warrants that he has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding against the Released Parties or any of them, and that Executive will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement.  Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, his agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through him.

d.             The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Executive from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Executive, as of the date of execution, whether known or unknown.

5.    Continuing and Terminated Obligations. The parties shall not have any further obligations under the Employment Agreement except that the following provisions, each of which are incorporated by reference herein, shall remain in full force and effect:   Section 6.1 (entitled “Noncompetition; Nonsolicitation”) except that “Covered Time” shall mean the period commencing at the termination of Executive’s employment and ending eighteen months thereafter;  Section 6.2 (entitled “Propriety Information; Inventions”); Section 6.3 (entitled “Confidentiality and Surrender of Records”); Section 6.4 (entitled “Nondisparagement”); Section 6.5 (entitled “No Other Obligations”); Section 6.6 (entitled “Forfeiture of Outstanding Options”); Section 6.7 (entitled Enforcement); Section 6.8 (entitled “Cooperation with Regard to Litigation”); Section 6.10 (entitled “Company”); Section 7 (entitled “Code of Conduct”); Section 8 (entitled “Indemnification”); Section 9 (entitled “Assignability; Binding Effect”); Section 11 (entitled “Severability”); Section 16 (entitled “Notices”).  The Company reserves and maintains the right to seek repayments of amounts paid under this Agreement, in addition to any other rights and remedies under the Agreement and applicable law, if Executive breaches any of the covenants in Section 6 of the Employment Agreement or those contained herein.

6.    Confidentiality of Agreement.  The parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement, strictly and completely confidential and that he will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any Executive of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law, applicable regulatory requirements or pursuant to compulsory legal process; provided, however, that Executive may disclose the terms of this Agreement to his immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction.

7.    Return of Company Property.  Executive agrees that he will surrender to the Company all Company credit cards, parking cards, security badges, cell phones, pagers, Blackberry, computer equipment, expense accounts, and that he will submit all outstanding travel vouchers, business expenses and the like no later than 15 days after the expiration of the Term.  Executive further agrees that he will return to the Company, on or before 15 days after the expiration of the Term and will not keep, maintain or permit any copy of, any Company property, including without limitation any documents, papers, files or records in any media (whether stored on Company or personal property) which may be in his possession, custody or control.

8.    Non-Admissions.  The parties hereto recognize that, by entering into this Agreement, each of the Company and the Executive does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.  The parties further recognize that (a) this Agreement has been entered into in release and compromise of any claims which might be asserted by Executive in connection with his employment by the Company or his resignation from employment, and to avoid the expense and burden of any litigation related thereto, and (b) the amounts payable to Executive hereunder are in addition to anything of value to which he is already entitled.

9.    Rights After Breach.  Executive agrees that, in the event he materially breaches any provision of this Agreement, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits he otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to him under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Executive in the event of his breach of the covenant not to sue and may recover from him any repayment or reimbursement not made to the Company, as required by subpart (a) of this Section, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.

10.    Waiver of Breach.  One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

11.    Enforcement and Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement remains subject to arbitration in conformity with the Governing Law and Arbitration provisions under Section 13 of the Employment Agreement.

12.    Severability.  If any provision or term of this Agreement, other than the Executive’s General Release in Section 4 or the payments to Executive in Section 2 or the Company’s general release of Executive in Section 4(d), is held to be illegal, invalid or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid or unenforceable provision, as may be possible and that is legal, valid and enforceable.

13.    Entire Agreement.  This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements, oral or written, including whatever rights, if any, Executive may have had under the Employment Agreement.  No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated unless by express written agreement of the parties.  This Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and constitute one document.

14.    Revocation and Effective Date.  Executive is advised that he has up to twenty-one (21) calendar days to review this Agreement and to consult with an attorney prior to execution of this

Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period unless mutually agreed.  Executive may accept this Agreement by delivering a signed and dated copy of this Agreement and the letter in the form attached as Exhibit A no later than 5:00 p.m. Eastern Time on the date that is twenty-one (21) days after this Agreement is initially delivered to Executive to:

Ira Raphaelson

Vice President, General Counsel and Secretary

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, NY 10022

Fax: (212) 754-2372

Executive is further advised that he may revoke his acceptance of this Agreement for a period of seven (7) calendar days following his execution of this Agreement by delivering written notice to Mr. Raphaelson by 5:00 p.m. on the seventh day following Executive’s execution of this Agreement.  Executive acknowledges and agrees that, if he revokes his acceptance of this Agreement, he shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having no further force or effect, and that said Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial.  Executive further acknowledges that if such revocation is not provided to the Company during the seven (7) day revocation period, he shall have forever waived his right to revoke this Agreement, and the Agreement shall thereafter have full force and effect as of the eighth (8th) day after his execution of the Agreement (the “Effective Date”).

15.    Joint Drafting.  In recognition of the fact that the parties hereto had an opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

16.    Headings.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

17.    Acknowledgment.  By executing this Agreement, Executive acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived his right to do so; (b) he has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with an attorney or, in the alternative, waives his right to do so, regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (e) he has read this Agreement, he has no contractual right or claim to the benefits described herein other than as presently set forth in the Employment Agreement and acknowledges that the consideration provided for hereunder is in addition to anything of value to which he already is entitled; (f) the consideration provided for herein is good and valuable; and (g) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.  Executive further acknowledges and agrees that any revisions to this Agreement made prior to his execution are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.

18.    Executive acknowledges that he has read all ten (10) pages of this Agreement and hereby freely and voluntarily assent to all the terms and conditions in this Agreement, and sign the same as his own free act with the full intent of accepting the benefits in return for releasing the Released Parties from all Claims.

/s/ William J. Huntley	Date: May 19, 2008
William J. Huntley

/s/ Joyce Saulsbury	Date: May 19, 2008
Witness

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Ira H. Raphaelson	Date: June 3, 2008
Ira H. Raphaelson
Vice President, General Counsel and Secretary